UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a–101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a–12

Maine & Maritimes Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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This filing consists of responses to questions received from employees of Maine & Maritimes Corporation since the last Q&A sheet filed on March 25th, 2010.

Employee Q&As, Part II

1.	Will the MPS Union contract be merged with BHE’s Union contract?

Answer: No, both contracts will be honored as negotiated.

2.	Will there be any changes to Union Seniority?

Answer: No, all seniority will remain in place as per the union contract.

3.	Will existing employees at Emera Inc or its subsidiaries get preferential treatment for job openings over MPS Union or Non-Union employees?

Answer: No, all job openings will be filled with the most qualified individual.

4.	After the merger, will employees have to re-apply for their own positions as Bangor Hydro employees did?

Answer: There are no such plans in place.

5.	Will Management remain the same?

Answer: It is expected that the management of MAM will remain intact.

6.	How do benefits at other Emera companies compare to MPS benefits?

Answer: None of the U.S. plans have yet been compared. Emera’s largest companies are under Canadian programs that are difficult to compare directly.

7.	How will this transaction be different from Emera’s takeover of BHE?

Answer: Emera has significantly more experience in the State of Maine today and it is expected that the management team at MAM will remain essentially intact following the closing of the transaction.

8.	How is this transaction different from CMP’s proposed takeover of MPS in the 1990’s?

Answer: CMP was ordered to pursue the merger by the regulators. CMP never offered a price or other arrangement to shareholders. We expect that MAM’s shareholders and the MPUC will approve the transaction.

9.	Are the State Street and Carmichael Street buildings still for sale?

Answer: Yes

10.	What impact will this transaction have on the Maine Power Connection?

Answer: Emera will continue to look for transmission opportunities in the state, including the development of the Maine Power Connection, which the parties are currently evaluating.

11.	Is this transaction related to or affected by Hydro-Quebec’s efforts to take over NB Power?

Answer: No.

12.	What is the correct pronunciation of Emera?

Answer: Ēmĕră

13.	Will the Live-Line Bare-Hand method of working energized lines continue at MPS? Is there potential to expand Live-Line Bare-Hand to BHE’s system?

Answer: All work practices will be reviewed, compared, and contrasted with current work practices at Bangor Hydro. Any best practices relative to improvement in safety of operations or operational efficiency that surfaced through that review would certainly be considered and potentially implemented company wide. A Live Line—Bare Hand skill set that currently exists within MAM would fit that category and potentially be expandable to BHE's system (In fact BHE has hired MPS Line workers in the past to perform that activity).

14.	Will the “make-whole” contributions to the 401(k) plans of MPS employees continue?

Answer: All contractual obligations made by MPS will be honored and all “Plan Document” provisions will remain in effect.

15.	Will the Defined Benefit Pension amounts previously earned by MPS employees be changed / accessed / redirected?

Answer: All contractual obligations made by MPS will be honored and all “Plan Document” provisions will remain in effect.

16.	Has Emera already been provided a list of employees by name, age, salary, department, and resume?

Answer: Emera has been provided a list of employees by name, age, salary and department but no resumes have been requested or provided.

17.	Will we remain on the IBEW medical plan or switch to BHE’s medical plan?

Answer: The merger agreement provides for the continuation of all “Plan Document” provisions to remain in effect; therefore, MPS will remain with the IBEW medical plan for the foreseeable future.

18.	What medical plan does BHE have for their employees?

Answer: BHE has a self-insured PPO plan administered by Anthem Blue Cross

19.	If employees are eliminated after the 12-18 month transition / approval period, will there be any severance offered?

Answer: There are no plans addressing this level of detail. There are currently no plans to eliminate employees.

20.	For coordinated purchases of software with BHE, will we purchase independently for now and move to a common license later? Or, do we delay the purchase until post merger?

Answer: Business will continue as usual until after the merger, at which point such potential cost reduction opportunities will be looked at. We should conduct business in its normal course. The merger agreement provides for the execution of the 2010 MAM Business Plan.

21.	After the 12 month retention period, who will MPS employees report to?

Answer: It is anticipated that MAM / MPS will be operated as it is today and both BHE and MPS will share “best practices” as they become apparent.

22.	Will there be an MPS Board of Directors?

Answer: Yes. A MAM Board of Directors will be formed similar to subsidiary boards that MAM has utilized previously.

23.	Will there be a similar LOSA spending control for Managers after the 12 month retention period?

Answer: No decisions have been made on this; however, we anticipate this or a similar practice to remain in effect.

24.	Will we still be able to retire after 30 years, with health insurance if we are still employed?

Answer: Yes

25.	What if the stockholders do not sell to Emera?

Answer: If the proposed merger is not approved by the shareholders then the transaction will not take place.

26.	Will we be seeing organizational charts for Emera, BHE Holdings Inc., and for Bangor Hydro Electric?

Answer: Yes

27.	MPS has never had outside contractors perform distribution line construction work and has only used outside contractors on transmission line construction when our internal crews could not complete all budgeted work within a given year. Will these practices continue?

Answer: Initially, MPS will continue to operate as it has in the past and each company will adopt “best practices” that make sense in the future.

28.	Can stock be converted to Emera stock?

Answer: No

29.	Are capital gains taxes due upon sale of stock? To avoid capital gains tax, can stock be rolled over into another investment?

Answer: All shareholders should seek financial advice, including taxation, with respect to their own individual circumstances.

30.	What is making MPS attractive to Emera?

Answer: The opportunities for facilitating renewable energy, transmission, and investments in regulated utilities.

31.	How is Emera going to make up for a $40 million difference between the market value and purchase price of MPS?

Answer: This premium cannot be recovered in rates; it goes on the books as goodwill. The acquisition will provide opportunity to make further investments to grow the business.

32.	Will the rates go up or will Emera simply make up the difference by cutting employees and services?

Answer: Rates are not anticipated to increase due to the merger. No employee reductions are anticipated due to the merger. No degradation in electric service is anticipated due to the merger.

33.	What can employees expect in the next year, 3 years, 5 years, and 10 years?

Answer: No employment plans have been discussed beyond those noted in the merger agreement.

34.	Approximately 6 months ago it was reported that MAM was not for sale in a press release to the SEC. Can you explain the change?

Answer: The MAM Board of Directors did not make a decision to sell the Company until March 11, 2010.

35.	Will employee benefits be changing? In particular, our new medical insurance, professional development and tuition reimbursement? Will there be profit sharing?

Answer: There is no plan to change employee benefits at this time. The 2010 profit sharing plan will remain in effect.

36.	In what departments, services and / or systems does BHE Holdings anticipate savings and efficiencies to improve shareholder value for Emera as a result of this merger?

Answer: Other than the elimination of costs associated with being a publicly-traded company, no cost reductions have been identified.

37.	What stake does Emera have in the application for a Certificate of Public Convenience and Necessity which was filed with the MPUC by Algonquin Power Fund Inc.?

Answer: BHE is an intervenor, which is observing the procedure and has not taken any position.

38.	How and when did this transaction begin?

Answer: This information will be described in the Company’s forthcoming Proxy Statement.

Additional Information and Where to Find It:

This document may be deemed to be solicitation material relating to the proposed merger. In connection with the proposed merger, MAM will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to MAM’s stockholders. BEFORE MAKING ANY VOTING DECISION, MAM’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT RELATING TO THE MERGER CAREFULLY AND IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. MAM’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with, or furnished to, the SEC (when available) from the SEC’s website at http://www.sec.gov. MAM’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Virginia R. Joles, Director of Communications and Economic Development, Maine & Maritimes Corporation, 209 State Street, P. O. Box 789, Presque Isle, ME 04769-0789, by telephone at 1-877-272-1523, or by going to MAM’s Investor Relations page on its corporate website at www.maineandmaritimes.com (click on “Investor Relations” and then on “SEC Filings”).

MAM and its directors and executive officers and certain other members of their respective management and employees may be deemed to be participants (“potential participants”) in the solicitation of proxies from MAM’s stockholders with respect to the proposed merger. Information about MAM’s directors and executive officers and their ownership of MAM’s common stock is set forth in the proxy statement for MAM’s 2009 Annual Meeting of Stockholders and its 2009 annual report on Form 10-K, each of which was filed with the SEC on March 18, 2009. MAM’s stockholders may obtain additional information regarding the interests of potential participants, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with, or furnished to, the SEC.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in the foregoing consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.